SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 8, 2006

Hooper Holmes, Inc.

(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920

(Address of principal executive officers) (zip)

Registrant’s telephone number, including area code (908) 766-5000

None

(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 1.01 Entry into a Material Definitive Agreement

On March 8, 2006, Hooper Holmes, Inc. (the “Company”) and John L. Spenser, Chief Operating Officer of the Company (“Mr. Spenser” or the “Employee”), entered into an Employee Retention Agreement (the “Retention Agreement”). The Retention Agreement contains the following terms.

The Retention Agreement becomes effective upon a “Change in Control,” defined to occur or deemed to have occurred upon:

•	any “person,” as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned directly or indirectly by the Company’s stockholders in substantially the same proportion as their ownership of stock of the Company, or the John J. King Trust or its trustees) becoming the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company);

•	the Company’s incumbent directors ceasing to constitute at least a majority of the Board;

•	the Company’s shareholders approving a merger or consolidation of the Company with any other corporation, other than a transaction which would result in the voting securities of the Company outstanding prior to the transaction continuing to represent more than 50% of the combined voting power of the Company or the surviving entity following the transaction or if such transaction resulted in a recapitalization of the Company in which no person acquires more than 20% of the combined voting power of the Company’s then outstanding securities; or

•	the Company’s shareholders approving a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

In the event of a Change in Control, the Company agrees to continue Mr. Spenser’s employment for a period of one year from the effective date of the Change in Control. If, however, Mr. Spenser’s employment is terminated prior to the occurrence of a Change in Control and it is reasonably demonstrated that the termination either (1) was at the request of the party who has taken steps to effect a Change in Control, or (2) otherwise was in connection with or anticipation of a Change in Control, then the effective date shall be the date immediately prior to his termination, such that the employment period shall run for the one-year period from the day preceding such termination.

2

During the one-year employment period, Mr. Spenser’s position, authority, duties and responsibilities are to be at least commensurate with the most significant of those held at any time during the 90-day period immediately prior to the effective date of the Change in Control. Further, he is entitled to: (i) a base salary at least equal to his highest base salary during the 12-month period immediately preceding the effective date; (ii) an annual bonus, payable in cash, equal to at least the greater of the guaranteed bonus to which he is entitled under any contractual arrangement or the highest bonus which he received during the three years preceding the effective date; (iii) participate in the Company’s incentive, savings and retirement plans; and (iv) other fringe benefits, reimbursement of expenses, vacation and indemnification.

If, during the employment period, the Company terminates Mr. Spenser’s employment (other than for cause, disability or death) or Mr. Spenser terminates his employment for any reason (which he may do during a 30-day window period commencing nine months after the effective date of the Change in Control), the Company is obligated to pay to Mr. Spenser a lump sum payment in cash (such payment to be made within 30 days after the date of termination) equal to the aggregate of:

(a)	to the extent unpaid, his highest base salary (as defined in the agreement) through the date of termination;

(b)	a pro rata portion (i.e., for the portion of the current fiscal year in which he was employed) of the higher of his (i) annual bonus paid or payable for the last full fiscal year, or (ii) the annual bonus paid for the last full fiscal year prior to the effective date (the higher amount being defined as the “Recent Bonus”);

(c)	twice the sum of his highest base salary and the Recent Bonus; and

(d)	all amounts of compensation previously deferred (with accrued interest) and unpaid, and any accrued vacation pay.

In addition, the Company is obligated to continue the benefits provided for in the Retention Agreement for the remainder of the one-year employment period or such longer period as provided in any benefit plan. During the employment period, the Company is required to keep an indemnity agreement in full force and effect which the Company agrees to indemnify the Employee under certain circumstances for expenses incurred in connection with claims made against the Employee by reason of the fact that the Employee is or was serving as an officer or director of the Company or of another entity at the request of the Company.

3

In the event that any payment under the Retention Agreement to or on behalf of Mr. Spenser would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Spenser will be entitled to receive an additional payment (a “gross-up payment”) such that after he pays all taxes imposed on the gross-up payment, he will retain an amount of the gross-up payment equal to the excise tax imposed on the payment(s) provided for under the agreement.

The term of the Retention Agreement is two years ending on March 8, 2008. However, the agreement provides for automatic two-year extensions unless at least 60 days prior to any renewal date the Company gives Mr. Spenser notice of non-extension of the agreement.

Item 9.01(d) Exhibits

Exhibit No.	Description
10.1	Employee Retention Agreement, dated as of March 8, 2006, by and between Hooper Holmes, Inc. and John L. Spenser.

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

By:	/s/ Robert W. Jewett
Robert W. Jewett
Senior Vice President and General Counsel

Date: March 9, 2006

5